SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

LUXEMBURG BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

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For Immediate Release Friday, September 02, 2005

LUXEMBURG BANCSHARES, INC. ANNOUNCES

 ANNUAL SHAREHOLDER MEETING

Luxemburg, WI- September 2, 2005 --- Luxemburg Bancshares, Inc., parent company of the Bank of Luxemburg, has scheduled the Annual Shareholder Meeting for October 4, 2005 for shareholders of record as of August 24, 2005. The meeting will be held at the Rendezvous, E896 County Road N, Luxemburg, Wisconsin at 6:30p.m. Shareholders will have the opportunity to discuss and vote on the reverse/forward stock split proposal, which relates to Luxemburg Bancshares’ pending going private transaction.

Net income for the six months ending June 30, 2005 was $994,554 or $1.77 per share as compared to $497,921 or $.89 per share for the six months ending June 30, 2004.   John Slatky, President of Luxemburg Bancshares, Inc. stated, “The increase in income was a result of higher levels of interest and fee income in 2005 and an accounting adjustment that reduced the 2004 net income.”

The book value of the Company’s stock at June 30, 2005 was $33.10 per share as compared to $31.37 as of June 30, 2004.

Luxemburg Bancshares, Inc. and the Bank of Luxemburg provide banking services to customers located in Luxemburg, Green Bay, Dyckesville, Algoma, Casco and Forestville from offices located in each community.  The Company also provides financial planning and the sale of alternative investments to its customers in each community through the company’s affiliation with Raymond James Financial Services.

IMPORTANT LEGAL INFORMATION:  SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (WHICH WILL CONTAIN A LIST OF NAMES, AFFILIATIONS AND INTERESTS OF PARTICIPANTS IN THE SOLICITATION OF PROXIES) REGARDING THE PROPOSED TRANSACTION WHEN IT  BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  THE PROXY STATEMENT WILL BE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION BY THE COMPANY, AND SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AND OTHER DOCUMENTS  FILED WITH THE SEC BY THE COMPANY, AT THE SEC’S WEBSITE AT WWW.SEC.GOV.  THE PROXY STATEMENT AND OTHER DOCUMENTS FILED BY THE COMPANY MAY ALSO BE OBTAINED FREE BY DIRECTING A REQUEST TO THE COMPANY AT LUXEMBURG BANCSHARES, INC., 630 MAIN STREET, LUXEMBURG, WI  54217, TELEPHONE NUMBER (920) 845-2345.

FOR MORE INFORMATION ABOUT LUXEMBURG BANCSHARES, INC.

 CONTACT JOHN SLATKY AT 1-920-845-2345.

TABLES TO FOLLOW...

Luxemburg Bancshares, Inc. and Subsidiaries

Report for the Period Ended June 30, 2005

CONSOLIDATED STATEMENTS OF INCOME	Quarter Ended June 30,

	2005	2004
Total Interest Income	4,995,645	4,239,058
Total Interest Expense	1,503,911	1,183,373
Net Interest Margin	3,491,734	3,055685
Provision for Credit Losses	210,000	650,000
Net Interest Income After Provision For Credit Losses	3,281,734	2,405,685
Total Other Income	1,298,307	1,027,341
Total Operating Expenses	3,106,454	2,809,271
Income Before Provision For Income Taxes	1,473,587	623,755
Provision for Income Taxes	479,033	125,834
Net Income	$994,554	$ 497,921

Basic Earnings Per Common Share	$1.77	$.89
Weighted Average Common Shares Outstanding

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2005	December 31, 2004
Cash and Cash Equivalents	9,764,960	8,851,435
Investment Securities Available For Sale-Stated at Fair Value	15,146,164	14,063,919
Net Loans	146,775,263	148,875,471
Other Assets	9,390,689	8,708,255
Total Assets	$181,077,076	$180,499,080

Total Deposits	158,475,133	157,611,121
Other Liabilities	4,046,080	5,093,913
Total Liabilities	162,521,213	162,705,034
Total Stockholders’ Equity	18,555,863	17,794,046
Total Liabilities and Stockholders Equity	$181,077,076	$180,499,080

CONSOLIDATED STATEMENTS OF CASH FLOW

	Quarter Ended June 30,
	2005	2004
Cash Provided by Operating Activities	694,684	1,562,642
Increase in Loans	1,890,208	(12,969,618)
Increase in Deposits	864,012	5,373,667
Net Purchases of Securities Available for Sale	(2,372,531)	(3,115,729)
Other Investing & Financing Activities	162,848	2,739,921
Net Increase (Decrease) in Cash and Cash Equivalents	913,525	(6,409,117)